Exhibit 5.1

April 17, 2017

Hewlett Packard Enterprise Company

3000 Hanover Street

Palo Alto, CA 94304

Re:	An aggregate of 11,432,893 Shares of Common Stock of Hewlett Packard Enterprise Company offered pursuant to the Nimble Storage, Inc. 2008 Equity Incentive Plan, as amended, and the Nimble Storage, Inc. 2013 Equity Incentive Plan, as amended and restated

Ladies and Gentlemen:

I have examined the proceedings taken and the instruments executed in connection with the reservation for issuance and authorization of the sale and issuance from time to time of not in excess of an aggregate of 11,432,893 shares (the “Shares”) of the common stock, par value $0.01 per share, of Hewlett Packard Enterprise Company pursuant to the terms of the Nimble Storage, Inc. 2008 Equity Incentive Plan, as amended (the “2008 Plan”) and the Nimble Storage, Inc. 2013 Equity Incentive Plan, as amended and restated (the “2013 Plan” and together with the 2008 Plan, the “Plans”). The Shares are the subject of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which is being filed with the Securities and Exchange Commission and to which this opinion is to be attached as an exhibit.

Upon the basis of such examination, I am of the opinion that the Shares, when issued and sold pursuant to the terms and conditions set forth in the Plans and against payment therefor, and when the Registration Statement has become effective under the Act, will be validly issued, fully paid and non-assessable.

You are further advised that I consent to the filing of this opinion as an exhibit to the Registration Statement.

(Signature page follows)

Very truly yours,

By:	/s/ Rishi Varma
	Name:	Rishi Varma
	Title:	Senior Vice President, Deputy
General Counsel and Assistant Secretary